UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 29, 2010

Glowpoint, Inc.

(Exact name of registrant as specified in its Charter)

Delaware	0-25940	77-0312442
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

225 Long Avenue Hillside, NJ		07205
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code   (312) 235-3888

Not Applicable
(Former name or former address, if changed since last report)

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 29, 2010, Glowpoint, Inc. (“Glowpoint” or the “Company”) entered into a series of transactions that resulted in the Company raising growth capital and exchanging shares of its outstanding Series A-2 Convertible Preferred Stock (“Series A-2 Preferred Stock”) with an aggregate liquidation preference of approximately $21,589,000 for a newly-created Perpetual Series B Preferred Stock (“Series B Preferred Stock”) and for shares of common stock.

Pursuant to a Series B Preferred Stock Purchase Agreement, dated March 29, 2010 (the “Purchase Agreement”), the Company received approximately $3 million of gross proceeds in a closing (the “Closing”) of a private placement of approximately 30 shares of its newly-created Series B Preferred Stock.

Each share of Series B Preferred Stock has a stated value of $100,000 per share (the “Stated Value”) and a liquidation preference equal to the Stated Value together with all accrued and unpaid dividends.  The Series B Preferred Stock is not convertible into common stock. The Series B Preferred Stock is senior to all other classes of equity and, commencing on January 1, 2013, is entitled to cumulative dividends at a rate of 4% per annum, payable quarterly, based on the Stated Value.  Commencing January 1, 2014, the cumulative dividend rate increases to 12% per annum, payable quarterly, based on the Stated Value.  The Company may, at its option at any time, redeem all or a portion of the outstanding shares of Series B Preferred Stock by paying the Stated Value together with all accrued and unpaid dividends.

The foregoing description of the private placement of the Series B Preferred Stock and the specific terms of the Series B Preferred Stock is qualified in its entirety by reference to the provisions of the form of Purchase Agreement and the form of Certificate of Designations, Preferences and Rights of Series B Preferred Stock attached to this report as Exhibits 10.1 and 4.1, respectively.

Pursuant to that certain Series A-2 Preferred Exchange Agreement, dated March 29, 2010 (the “Series A-2 Exchange Agreement”), (i) 50 shares of Series B Preferred Stock with a liquidation preference of $5,000,000 were issued in exchange for 1,333.3333 shares of Series A-2 Preferred Stock with a liquidation preference of $10,000,000 and (ii) 15,452,000 shares of common stock were issued in exchange for 1,545.20 shares of Series A-2 Preferred Stock with a liquidation preference of $11,589,000 (reflecting the issuance of common stock at $0.75 per share). The foregoing description of the issuance of shares of Series B Preferred Stock and common stock in qualified in its entirety by reference to the provisions of the Series A-2 Exchange Agreement attached to this report as Exhibit 10.2.

Pursuant to that certain Series A-2 Preferred Consent Agreement, dated March 29, 2010 (the “Series A-2 Consent Agreement”), the holders of at least two-thirds (2/3) of the Company’s Series A-2 Preferred Stock (i) consented to the creation of the Series B Preferred Stock, (ii) repeal and eliminate the applicability of any adjustment to the Conversion Price (as defined in the Series A-2 Certificate of Designation) that may be authorized in the Series A-2 Certificate of Designation in certain circumstances, and (iii) amend and alter the provisions of Section 3(a) of the Series A-2 Certificate of Designation to replace $3,000,000 with $7,000,000 at the end thereof so as to read, “obtain and utilize any line of credit, factoring arrangement or other similar financing arrangement in connection with servicing the Company’s receivables in an aggregate amount up to $7,000,000”. The foregoing description is qualified in its entirety by reference to the provisions of the Series A-2 Preferred Consent Agreement attached to this report as Exhibit 10.3.

Immediately following the closing of these transactions, the Company’s outstanding capital stock consisted of: approximately 80,602,232 shares of common stock; approximately 1630.1554 shares of Series A-2 Convertible Preferred Stock, which have an aggregate liquidation preference of approximately $12,226,168 and are convertible into approximately 16,301,559 shares of common stock at $0.75 per share; approximately 80 shares of Series B Preferred Stock, which have an aggregate liquidation preference of approximately $8,000,000 but are not convertible into common stock; options to employees; warrants to acquire approximately 1,703,303 shares at an exercise price of $0.40, which expire on November 25, 2013; and the Financial Advisory Warrants described below.

Burnham Hill Partners LLC (“BHP”), acted as placement agent for the new financing and acted as financial advisor for the other transactions disclosed herein and received a fee of $210,000 at the Closing, which equaled seven (7%) percent of the gross proceeds received by the Company in the Closing.  Glowpoint also issued advisory warrants to BHP and/or its designees and assignees to purchase shares of common stock equal to one and two-tenths (1.2%) percent of the diluted common shares outstanding immediately following the closing of the above-described transactions, at an exercise price of $0.632 per share, which equals 110% of the volume weighted average trading price for the ten days prior to the closing, and are exercisable for a period of five years (the “Financial Advisory Warrants”).

A copy of the press release announcing the foregoing transactions is attached to this Form 8-K as Exhibit 99.1.

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

The information disclosed in Item 1.01 of this Form 8-K is incorporated into this Item 3.02.  The issuances were made in a private placement in reliance upon exemptions from registration pursuant to Sections 3(a)(9) and 4(2) of the Securities Act of 1933, as amended.  Each investor is an accredited investor as defined in Rule 501 of Regulation D.

ITEM 3.03  MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.

The information disclosed in Item 1.01 of this Form 8-K is incorporated into this Item 3.03.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(a)           Financial Statements of Businesses Acquired. Not Applicable.

(b)           Pro Forma Financial Information. Not Applicable.

(c)           Shell Company Transactions.  Not Applicable

(d)           Exhibits

Exhibit No.	Description

4.1	Certificate of Designations, Preferences and Rights of Series B Preferred Stock of Glowpoint.

10.1	Form of Series B Stock Purchase Agreement, dated as of March 29, 2010, between Glowpoint and the purchasers set forth therein.

10.2	Form of Series A-2 Preferred Exchange Agreement, dated March 29, 2010, between Glowpoint and the holders set forth therein.

10.3	Form of Series A-2 Preferred Consent Agreement, dated March 29, 2010, between Glowpoint and the holders set forth therein.

99.1	Text of press release dated March 30, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOWPOINT, INC.

Dated:  March 30, 2010
/s/  Edwin F. Heinen
Edwin F. Heinen
Chief Financial Officer